Exhibit 10.6

EXECUTION VERSION

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”), dated as of July 12, 2021, is entered into by and among Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Parent”), SES Holdings Pte. Ltd., a Singapore private company limited by shares (the “Company”), and General Motors Ventures LLC, a Delaware limited liability company (“GM”). Each of Parent, the Company and GM may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 2 of this Agreement.

RECITALS

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of July 12, 2021 (the “Business Combination Agreement”), by and among Parent, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of Parent (“Amalgamation Sub”), and the Company, Amalgamation Sub and the Company will amalgamate, the separate existence of Amalgamation Sub will thereupon cease, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Business Combination Agreement, the equity securities of the Company issued and outstanding immediately prior to Closing will be exchanged for equity securities of Parent upon the terms of and subject to the conditions set forth in the Business Combination Agreement; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights following the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time, GM or its Affiliates shall have the right to nominate one (1) person (including any successor, each, a “Nominee”) for election to the board of directors of Parent (the “Board”) as provided in Section 1(c) below in connection with the annual or special meeting of stockholders of Parent, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to Parent not later than ten days after notice of the date of such Meeting is provided to GM; provided, however, that the Board as of the Effective Time shall include the GM Director (as defined herein) as set forth in Section 1(b) below.

(b) The Parties shall take all necessary actions within their control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the GM Director (as defined below) (who shall be Matthew Tsien) will be appointed to the Board as a Class II Director with a term ending at Parent’s 2022 Annual Meeting.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time, the Parties shall, as promptly as reasonably practicable, take all necessary and desirable actions within their control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that, for so long as GM (together with its Affiliates) Beneficially Owns at least five percent (5%) of the fully diluted equity securities of Parent at any time, GM and its Affiliates shall have the right to nominate one (1) Class II Director to the Board (the “GM Director”). At such time as GM (together with its Affiliates) ceases to Beneficially Own at least five percent (5%) of the fully diluted equity securities of Parent, GM and its Affiliates shall cause the GM Director to promptly furnish his or her resignation to the Board, which the Board may accept or reject in its sole discretion.

(d) Subject to the terms and conditions of this Agreement, from and after the Effective Time, the Parties shall take all necessary actions within their control to ensure that: (i) the Nominee is included in the Board’s slate of nominees to the stockholders of Parent for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) the Nominee up for election is included in the proxy statement prepared by management of Parent in connection with Parent’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of Parent called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent or the Board with respect to the election of members of the Board.

(e) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of the GM Director for any other reason and GM is otherwise entitled to have a Nominee serve on the Board pursuant to this Agreement, then GM shall be entitled to designate such person’s successor, and the Parties shall, within ten days of such designation, take all necessary actions within their control such that such vacancy shall be filled with such successor designee, it being understood that any such successor designee shall serve the remainder of the term of the GM Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such GM Director shall not be filled pending such designation and appointment, unless GM fails to designate such replacement for more than fifteen (15) days, after which Parent may appoint an interim successor Director (an “Interim Director”) until GM makes such designation.

(f) If the Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason and GM is otherwise entitled to have a Nominee serve on the Board pursuant to this Agreement, GM or any of its Affiliates shall be entitled to nominate promptly another Nominee and the Parties shall take all necessary actions within their control such that the director position for which such Nominee was nominated shall not be filled pending such nomination or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such nomination. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such nomination and appointment, unless GM fails to nominate such Nominee for more than fifteen (15) days, after which Parent may appoint an Interim Director who may serve as a director if duly elected until GM makes such nomination.

(g) The GM Director, if not an employee or Affiliate of GM, shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, Parent shall pay the reasonable, documented out-of-pocket expenses incurred by the GM Director on the same terms and conditions as other non-employee Directors in connection with the GM Director’s services provided to or on behalf of Parent, including attending meetings or events attended on behalf of Parent at Parent’s request.

(h) Parent shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as the GM Director nominated to the Board pursuant to the terms of this Agreement serves as a Director of Parent, maintain such coverage for the benefit of the GM Director.

(i) For so long as the GM Director serves as a Director of Parent, Parent shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any such Director, as applicable, nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in Parent’s Organizational Documents (except to the extent such amendment or alteration permits Parent to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(j) Parent acknowledges and agrees that the GM Director may share any information concerning Parent and its subsidiaries received by the GM Director, from or on behalf of Parent or its designated representatives, with GM, its Affiliates and their designated representatives; provided, however, that GM and such of its Affiliates and their designated representatives receiving any such information shall be required to execute and deliver to Parent an agreement to abide by all Parent policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to Parent to protect confidential information of Parent or confidential information of third parties that Parent is required to hold in confidence, or for other similar reasons; provided, further, that the GM Director shall not share any such information if Parent informs such Director that such sharing could be reasonably expected to compromise or otherwise adversely affect Parent’s and/or its Affiliates’ ability to assert any attorney-client privilege.

(k) Any Nominee will be subject to Parent’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, Parent may reasonably object to any Nominee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Nominee was convicted in a criminal Legal Proceeding or is a named subject of a pending criminal Legal Proceeding (excluding traffic violations, misdemeanors and other minor offenses); (2) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice relevant to the Company’s business, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; (5) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations; or (6) such Nominee would not otherwise be qualified under any applicable Law to serve as a director of the Company. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (6) and reasonably objects to the identified director, GM and its Affiliates shall be entitled to propose a different nominee to the Board within thirty (30) days of Parent’s notice to GM of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

Section 2. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amalgamation Sub” has the meaning set forth in the recitals.

“Annual Meeting” means any meeting of the stockholders of Parent held for the purpose of electing the Directors of Parent.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in Section 1(a).

“Business Combination Agreement” has the meaning set forth in the recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by Law to close.

“Class II Director” has the meaning set forth in the Certificate of Incorporation of Parent.

“Closing” has the meaning ascribed to it in the Business Combination Agreement.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning ascribed to it in the Business Combination Agreement.

“GM” has the meaning set forth in the preamble.

“GM Director” has the meaning set forth in Section 1(c).

“Interim Director” has the meaning set forth in Section 1(e).

“Law” has the meaning ascribed to it in the Business Combination Agreement.

“Legal Proceeding” has the meaning ascribed to it in the Business Combination Agreement.

“Meeting” has the meaning set forth in Section 1(a).

“Nominee” has the meaning set forth in Section 1(a).

“Organizational Documents” means Parent’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Parent” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Person” means any individual, firm, corporation, partnership, limited liability Parent, incorporated or unincorporated association, joint venture, joint stock Parent, governmental agency or instrumentality or other entity of any kind.

“SEC” means the Securities and Exchange Commission.

Section 3. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. None of the Parties shall have the right to assign any of its rights or obligations hereunder without the prior written consent of the other Parties. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 4. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to seek specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Eastern Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to a Party shall be sent to the addresses indicated below:

(a)	if to Parent or Amalgamation Sub, to:

Ivanhoe Capital Acquisition Corp.

1177 Avenue of the Americas 5th Floor

New York, NY 10036

Attention:	Andrew Boyd
E-mail:	andy@bramaleapartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.
Debbie Yee, P.C.
Travis J. Distaso
E-mail:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
travis.distaso@kirkland.com

(b)	if to the Company, prior to the Closing, to:

1 Robinson Road

#18-00 AIA Tower

Singapore 048542

Attention:	Qichao Hu, Chief Executive Officer
Joanne Ban, Chief Legal Officer

E-mail:	qichao@ses.ai
jban@ses.ai

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:	Chang-Do Gong
Joel Rubinstein
Jonathan Rochwarger

E-mail:	cgong@whitecase.com
joel.rubinstein@whitecase.com
jonathan.rochwarger@whitecase.com

(c) if to GM, to:

General Motors Holdings LLC

300 Renaissance Center

Detroit, MI 48265

Attention:	Assistant General Counsel – Corporate Finance and Global Innovation
elena.centeio@gm.com

General Motors Ventures LLC

Mail Code 480-106-RA1

30470 Harley Earl Boulevard

Warren, MI 48092

Attention:	President
matt.tsien@gm.com

Section 6. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 8. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 10. Governing Law. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 11. Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to the federal court sitting in the State of Delaware, in any action or Legal Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Legal Proceeding shall be heard and determined in any such court and agrees not to bring any Legal Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Legal Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or LEGAL Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 12. Entire Agreement. This Agreement, together with the Business Combination Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Business Combination Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall expire and terminate automatically upon the earlier of (i) the termination of the Business Combination Agreement by the parties thereto in accordance with the terms thereof or (ii) following the Effective Time, the time, if any, when GM (together with their respective Affiliates and permitted assignees) ceases to Beneficially Own at least five percent (5%) of the fully diluted equity securities of Parent; provided, however, that Sections 1(h) through (i), Sections 2 through 7, Sections 10 through 14, this Section 15 and Section 16 shall survive the termination of this Agreement.

Section 16. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of Parent.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

IVANHOE CAPITAL ACQUISITION CORP.

By:	/s/ Robert Friedland
Name: Robert Friedland
Title: Chairman and Chief Executive Officer

SES HOLDINGS PTE. LTD.

By:	/s/ Qichao Hu
Name: Qichao Hu
Title: Founder and CEO

General Motors Ventures LLC

By:	/s/ Matthew Tsien
Name: Matthew Tsien
Title: President

[Signature Page to Director Nomination Agreement]